UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PALO ALTO NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

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PALO ALTO NETWORKS, INC.

4401 GREAT AMERICA PARKWAY

SANTA CLARA, CALIFORNIA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Standard Time on Wednesday, December 11, 2013

Dear Stockholders of Palo Alto Networks, Inc.:

The 2013 annual meeting of stockholders (the “Annual Meeting”) of Palo Alto Networks, Inc., a Delaware corporation, will be held on Wednesday, December 11, 2013 at 1:00 p.m. Pacific Standard Time, at our headquarters, located at 4401 Great America Parkway, Santa Clara, California 95054, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class II directors to serve until the 2016 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2014;

3.	To conduct an advisory vote on the compensation of our named executive officers for our fiscal year ended July 31, 2013, as more fully described in the accompanying proxy statement; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on October 22, 2013 as the record date for the Annual Meeting. Only stockholders of record on October 22, 2013 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about October 30, 2013, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Palo Alto Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Mark McLaughlin

Chairman, Chief Executive Officer and President

Santa Clara, California

October 30, 2013

PALO ALTO NETWORKS, INC.

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Standard Time on Wednesday, December 11, 2013

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the 2013 annual meeting of stockholders of Palo Alto Networks, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, December 11, 2013 at 1:00 p.m. Pacific Standard Time, at our headquarters, located at 4401 Great America Parkway, Santa Clara, California 95054. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about October 30, 2013 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of three Class II directors to serve until the 2016 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2014;

•	an advisory vote on executive compensation; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the nominees for election as Class II directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2014; and

•	“FOR” the approval of our executive compensation.

Who is entitled to vote?

Holders of our common stock as of the close of business on October 22, 2013, the record date, may vote at the Annual Meeting. As of the record date, we had 72,479,967 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. on December 10, 2013 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Palo Alto Networks, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about October 30, 2013 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares of our common stock subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The approval of our executive compensation must receive the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and, thus, will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our board of directors.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds your shares of our common stock.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors and the approval of our executive compensation.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Palo Alto Networks, Inc.

or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Palo Alto Networks, Inc. Attention: Investor Relations 4401 Great America Parkway Santa Clara, California 95054

Tel: (408) 753-4000

Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2014 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than July 2, 2014. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Palo Alto Networks, Inc. Attention: Secretary 4401 Great America Parkway Santa Clara, California 95054 Fax: (408) 753-4001

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2014 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than August 16, 2014; and

•	not later than the close of business on September 15, 2014.

In the event that we hold our 2014 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Six of our directors are independent within the meaning of the listing standards of the New York Stock Exchange. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names, ages as of October 30, 2013, and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Asheem Chandna (2) (3)	II	49	Director	2005	2013	2016
James J. Goetz (2) (3)	II	47	Director	2005	2013	2016
Mark D. McLaughlin	II	47	Chairman, Chief Executive Officer and President	2011	2013	2016
Continuing Directors
John M. Donovan (1)	I	53	Director	2012	2015	—
Nir Zuk	I	42	Director and Chief Technology Officer	2005	2015	—
Carl Eschenbach (1)	III	46	Director	2013	2014	—
Charles J. Robel (1)	III	64	Director	2011	2014	—
Daniel J. Warmenhoven (2) (3)	III	62	Director and Lead Independent Director	2012	2014	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee

Nominees for Director

Asheem Chandna has served as a member of our board of directors since April 2005. Mr. Chandna has been a Partner at Greylock Partners, a venture capital firm, since September 2003, where he focuses on investments in enterprise IT, including security products. From April 2003 to October 2009, Mr. Chandna was a director of Sourcefire, Inc., a developer of network security hardware and software. From April 1996 to December 2002, Mr. Chandna was Vice President, Business Development and Product Management at Check Point Software. Mr. Chandna currently serves on the board of directors of Imperva, Inc., a data security company, and of a number of privately held companies. Mr. Chandna holds a B.S. in Electrical Engineering and an M.S. in Computer Engineering from Case Western Reserve University. Mr. Chandna was selected to serve on our board of directors because of his specific professional experience with Internet security products, his extensive background with enterprise IT companies, and his public and private company board experience.

James J. Goetz has served as a member of our board of directors since April 2005. Mr. Goetz has been a managing member of Sequoia Capital Operations, LLC, a venture capital firm, since June 2005, where he focuses on cloud, mobile, and enterprise companies. Mr. Goetz currently serves on the board of directors of Jive Software, Inc., a provider of social business software, and of a number of privately held companies. Mr. Goetz holds an M.S. in Electrical Engineering with a concentration in Computer Networking from Stanford University and a B.S. in Electrical Engineering with a concentration in Computer Engineering from the University of Cincinnati. Mr. Goetz was selected to serve on our board of directors because of his deep experience with the venture capital industry and providing guidance and counsel to a wide variety of Internet and technology companies.

Mark D. McLaughlin has served as our President and Chief Executive Officer and as a member of our board of directors since August 2011, and as the Chairman of our board of directors since April 2012. From August 2009 through July 2011, Mr. McLaughlin served as President and Chief Executive Officer and as a director at VeriSign, Inc., a provider of Internet infrastructure services, and from January 2009 to August 2009, Mr. McLaughlin served as President and Chief Operating Officer at VeriSign. From February 2000 through November 2007, Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an Internet payments company acquired by VeriSign in February 2000. In January 2011, President Barack Obama appointed Mr. McLaughlin to serve on the President’s National Security Telecommunications Advisory Committee. Mr. McLaughlin holds a B.S. from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law. Mr. McLaughlin was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and his extensive background in the technology industry.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Messrs. Chandna, Goetz and McLaughlin. We expect that Messrs. Chandna, Goetz and McLaughlin will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you hold your shares of our common stock in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

John M. Donovan has served as a member of our board of directors since September 2012. Mr. Donovan has worked at AT&T Inc., a provider of telecommunication services, since April 2008, first as Chief Technology Officer and currently as Senior Executive Vice President – AT&T Technology and Network Operations. From November 2006 to April 2008, Mr. Donovan was Executive Vice President of Product, Sales, Marketing and Operations at Verisign. From November 2000 to November 2006, Mr. Donovan served as Chairman and CEO of inCode Telecom Group Inc., a provider of strategy and consulting services to the telecommunications industry. Prior to joining inCode, Mr. Donovan was a Partner with Deloitte Consulting where he was the Americas industry practice director for telecommunications. Mr. Donovan holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from the University of Minnesota. Mr. Donovan was selected to serve on our board of directors because of his extensive experience in the telecommunications industry.

Carl Eschenbach has served as a member of our board of directors since May 2013. Mr. Eschenbach was appointed Chief Operating Officer and Co-President of VMware, Inc., a provider of cloud and virtualization software and services, in April 2012 and became Co-President and Chief Operating Officer in December 2012. Mr. Eschenbach had previously served as VMware’s Co-President, Customer Operations from January 2011 to April 2012 and as VMware’s Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware in 2002, he was Vice President of North America Sales at Inktomi from 2000 to 2002. Mr. Eschenbach also held various sales management positions with 3Com Corporation, Lucent Technologies Inc. and EMC. Mr. Eschenbach was selected to serve on our board of directors because of his extensive experience in the technology industry and his public company management experience.

Charles J. Robel has served as a member of our board of directors since June 2011. Mr. Robel is currently a private investor and from June 2006 to March 2011, he was the Chairman of the Board of McAfee Inc., a provider of virus protection and internet security solutions, prior to its acquisition by Intel Corporation. From 2000 to 2005, Mr. Robel served as General Partner and Chief Operating Officer at Hummer Winblad Venture Partners, a venture capital firm. Mr. Robel began his career in 1974 at PricewaterhouseCoopers LLP, from which he retired as a partner in 2000. Mr. Robel currently serves as Lead Director of Informatica, Inc., an independent data integration company, and Jive Software, a social business software platform. In addition, Mr. Robel currently serves on the board of directors of Model N, Inc., a provider of revenue management software, and of a number of privately held companies. Mr. Robel previously served on the board of directors of DemandTec, Inc. Mr. Robel was selected to serve on our board of directors because of his extensive service as a board member of several other technology and software companies, which brings to our board of directors substantial experience and knowledge in the areas of financial expertise, strategic direction, and corporate governance leadership.

Daniel J. Warmenhoven has served as the Lead Independent Director of our board of directors since March 2012. From October 1994 to August 2009, Mr. Warmenhoven was Chief Executive Officer at NetApp, Inc., a provider of computer storage and data management, and currently serves on the board of directors as Executive Chairman. Mr. Warmenhoven currently serves on the board of directors of Aruba Networks. Mr. Warmenhoven holds a B.S. degree in Electrical Engineering from Princeton University. Mr. Warmenhoven was selected to serve on our board of directors because of his extensive experience in the technology industry and his public company management and board experience.

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our board of directors since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper Networks, Inc., a supplier of network infrastructure products and services. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics. Mr. Zuk was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with network security companies.

Director Independence

Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of a listed company’s audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange. In order for a member of a listed company’s compensation committee to be considered independent for purposes of the listing standards of the New York Stock Exchange, the listed company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the listed company to such director; and (2) whether such director is affiliated with the listed company, a subsidiary of the listed company, or an affiliate of a subsidiary of the listed company.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his background, employment, and affiliations, our board of directors has determined that Messrs. Chandna, Donovan, Eschenbach, Goetz, Robel and Warmenhoven do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Since the beginning of our last fiscal year, through our channel partners, we have sold an aggregate of $4.6 million of products and services to AT&T in arm’s length transactions. In addition, since the beginning of our last fiscal year, we have purchased an aggregate of approximately $244,000 of VMware products and services from a VMware authorized reseller in arm’s length transactions. We entered into these commercial dealings in the ordinary course of our business. In making the determinations as to which members of our board of directors are independent, our board of directors considered the fact that Mr. Donovan, one of our directors, is an executive officer of AT&T, and that Mr. Eschenbach, one of our directors, is an executive officer of VMware. In reviewing this relationship, our board of directors determined this relationship does not impede the ability of Mr. Donovan or Mr. Eschenbach to act independently on our behalf and on behalf of our stockholders.

Leadership Structure

Mr. McLaughlin currently serves as both Chairman of our board of directors and as our Chief Executive Officer and President. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing our board of directors and management to benefit from Mr. McLaughlin’s leadership and years of experience as an executive in the technology industry. Serving on our board of directors and as Chief Executive Officer since August 2011, Mr. McLaughlin is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. McLaughlin possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while our Chief Executive Officer brings company specific experience and expertise. Our board of directors believes that Mr. McLaughlin’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a Lead Independent Director at any time when our Chief Executive Officer serves as the Chairman of our board of directors or if our Chairman is not otherwise independent. Because our Chief Executive Officer, Mr. McLaughlin, is our Chairman, our board of directors has appointed Mr. Warmenhoven to serve as our Lead Independent Director. As our Lead Independent Director, Mr. Warmenhoven presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During our fiscal year ended July 31, 2013, the board of directors held seven meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Directors serve on these committees until their resignation or until otherwise determined by our board of directors. All of the directors on the standing committees of our board of directors are independent, and each of these committees is led by a committee chairperson.

Audit Committee

Our audit committee consists of Messrs. Donovan, Eschenbach, and Robel, with Mr. Robel serving as Chairman. The composition of our audit committee meets the requirements for independence under the listing standards of the New York Stock Exchange and the rules and regulations of the SEC. Each member of our audit committee also meets the financial literacy requirements of the listing standards of the New York Stock Exchange. In addition, our board of directors has determined that Mr. Robel is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC and that simultaneous service by Mr. Robel on the audit committees of more than three public companies does not impair his ability to serve on our audit committee. During our fiscal year ended July 31, 2013, our audit committee held eight meetings. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•

reviewing and participating in the selection of our internal auditor and periodically reviewing the activities and reports of the internal audit function and any issues encountered in the course of the internal audit function’s work;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed reports;

•	reviewing and approving or ratifying any proposed related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our audit committee is available on our website at http://investors.paloaltonetworks.com/.

Compensation Committee

Our compensation committee consists of Messrs. Chandna, Goetz, and Warmenhoven, with Mr. Chandna serving as Chairman. The composition of our compensation committee meets the requirements for independence under the listing standards of the New York Stock Exchange, the rules and regulations of the SEC and of the Internal Revenue Code. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. During our fiscal year ended July 31, 2013, our compensation committee held four meetings. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee is responsible for, among other things:

•

reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy, compensation plans, and benefits programs; and

•	preparing the compensation committee report that the SEC requires in our annual proxy statement.

Our compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on our website at http://investors.paloaltonetworks.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Chandna, Goetz, and Warmenhoven, with Mr. Warmenhoven serving as Chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the New York Stock Exchange and the rules and regulations of the SEC. During our fiscal year ended July 31, 2013, our nominating and corporate governance committee held three meetings. Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by our audit committee.

Our nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investors.paloaltonetworks.com/.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of directors candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Our nominating and corporate governance committee will also seek appropriate input from our Chief Executive Officer from time to time in assessing the needs of our board of directors for relevant background, experience, diversity and skills of its members.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Any nomination should be sent in writing to our Secretary at Palo Alto Networks, Inc., 4401 Great America Parkway, Santa Clara, California 95054. Notice must be received by us no earlier than August 16, 2014 and no later than September  15, 2014.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to the board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel or our Legal Department, at Palo Alto Networks, Inc., 4401 Great America Parkway, Santa Clara, California 95054. Our General Counsel or our Legal Department will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Investor Information portion of our website at http://investors.paloaltonetworks.com/. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

During fiscal 2013, our nominating and corporate governance committee approved a policy for the compensation of the non-employee members of our board of directors (the “Director Compensation Policy”) in order to attract, retain and reward our board’s qualified directors and align the financial interests of the these directors with those of our stockholders. Only non-employee directors who are not affiliated with investment funds that are our investors are eligible for compensation under the Director Compensation Policy.

Initial Award. When an eligible director initially joins our board of directors, the eligible director will receive an initial award of restricted stock units having a value between $750,000 to $1 million (as determined based on the average closing price of our common stock on the New York Stock Exchange during the 30 calendar days prior to the date of grant). The initial award will vest as to one third of the shares covered by the restricted stock units on the first anniversary of the date the director joined our board of directors, and the remaining shares will vest quarterly over the following two years, subject to the director’s continued service as of each such date.

Annual Award. At each annual meeting, each eligible director will receive an annual restricted stock unit award having a value equal to $200,000 (as determined based on the average closing price of our common stock on the New York Stock Exchange during the 30 calendar days prior to the date of grant). In addition, at each annual meeting, our Lead Independent Director will receive an additional annual restricted stock unit award having a value equal to $50,000 (as determined based on the average closing price of our common stock on the New York Stock Exchange during the 30 calendar days prior to the date of grant). The annual award will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

Committee Awards. At each annual meeting, the chairpersons and members of the three standing committees of our board of directors will be entitled to receive additional annual restricted stock unit awards for committee service having the following values (as determined based on the average closing price of our common stock on the New York Stock Exchange during the 30 calendar days prior to the date of grant):

Board Committee	Chairperson Retainer	Member Retainer
Audit Committee	$35,000	$20,000
Compensation Committee	$25,000	$15,000
Nominating and Corporate Governance Committee	$15,000	$10,000

Any eligible director who serves as chairperson of a committee shall not be entitled to a member retainer for the same committee. The committee awards will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

Compensation for 2013

The following table presents summary information regarding the compensation paid to our non-employee directors for our fiscal year ended July 31, 2013.

Director	Stock Awards($)(1)	Total($)
Asheem Chandna	—	—
John M. Donovan (2)	1,086,950	1,086,950
Carl Eschenbach (3)	870,240	870,240
James J. Goetz	—	—
Charles J. Robel (4)	217,882	217,882
Daniel J. Warmenhoven (5)	259,547	259,547

(1)	The amounts reported in this column represent the aggregate grant date fair value of these RSUs as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended July 31, 2013, filed with the SEC on September 25, 2013. These amounts do not necessarily correspond to the actual value that may be recognized by the director
(2)	As of July 31, 2013, Mr. Donovan had 16,000 RSUs.
(3)	As of July 31, 2013, Mr. Eschenbach had 16,000 RSUs.
(4)	As of July 31, 2013, Mr. Robel had one option to purchase a total of 65,000 shares of our common stock and 4,424 RSUs.
(5)	As of July 31, 2013, Mr. Warmenhoven had one option to purchase a total of 110,500 shares of our common stock and 5,270 RSUs.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“E&Y”), independent registered public accountants, to audit our financial statements for our fiscal year ending July 31, 2014. During our fiscal year ended July 31, 2013, E&Y served as our independent registered public accounting firm.

Notwithstanding the selection of E&Y and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of Palo Alto Networks, Inc. and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of E&Y as our independent registered public accounting firm for our fiscal year ending July 31, 2014. Our audit committee is submitting the selection of E&Y to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of E&Y will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of E&Y, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by E&Y for our fiscal years ended July 31, 2012 and 2013.

	2012	2013
Audit Fees (1)	$2,004,259	$1,454,607
Audit-Related Fees (2)	21,175	391,993
Tax Fees (3)	104,383	423,899

	$2,129,817	$2,270,499

(1)	Audit fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of our quarterly consolidated financial statements presented in our Quarterly Report on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for fiscal 2012 also consisted of professional services rendered in connection with our Registration Statement on Form S-1 related to the initial public offering of our common stock completed in July 2012. Fees for fiscal 2013 also consisted of professional services rendered in connection with our Registration Statement on Form S-1 related to the public offering of our common stock completed in October 2012.
(2)	Audit-Related fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.
(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

Auditor Independence

In our fiscal year ended July 31, 2013, there were no other professional services provided by E&Y that would have required our audit committee to consider their compatibility with maintaining the independence of E&Y.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to our audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Our audit committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and our audit committee requires our independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by our audit committee before our independent registered public accounting firm is engaged. Any proposed services exceeding these levels or amounts require specific pre-approval by our audit committee. All fees paid to E&Y for our fiscal year ended July 31, 2013 were pre-approved by our audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Information portion of our web site at www.paloaltonetworks.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“E&Y”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and E&Y;

•

discussed with E&Y the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICIPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with E&Y its independence.

Based on the audit committee’s review and discussions with management and E&Y, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2013 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Chuck J. Robel (Chair)

John M. Donovan

Carl Eschenbach

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on us, our compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Over 99% of the votes cast on the say-on-pay proposal in 2012 were voted in favor of the proposal. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with our stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we have provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Palo Alto Networks, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Palo Alto Networks, Inc.’s proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules and regulations of the SEC, including the compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of October 30, 2013. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Mark D. McLaughlin	47	Chief Executive Officer, President, and Chairman
Steffan C. Tomlinson	41	Chief Financial Officer
Nir Zuk	42	Chief Technology Officer and Director
Rajiv Batra	52	Senior Vice President, Engineering
René Bonvanie	52	Chief Marketing Officer
Mark F. Anderson	51	Senior Vice President, Worldwide Field Operations

Mark D. McLaughlin has served as our President and Chief Executive Officer and as a member of our board of directors since August 2011, and as the Chairman of our board of directors since April 2012. From August 2009 through July 2011, Mr. McLaughlin served as President and Chief Executive Officer and as a director at VeriSign, Inc., a provider of Internet infrastructure services, and from January 2009 to August 2009, Mr. McLaughlin served as President and Chief Operating Officer at VeriSign. From February 2000 through November 2007, Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an Internet payments company acquired by VeriSign in February 2000. In January 2011, President Barack Obama appointed Mr. McLaughlin to serve on the President’s National Security Telecommunications Advisory Committee. Mr. McLaughlin holds a B.S. from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law.

Steffan C. Tomlinson has served as our Chief Financial Officer since February 2012. From September 2011 to January 2012, Mr. Tomlinson was Chief Financial Officer at Arista Networks, Inc., a provider of cloud networking solutions. From April 2011 to September 2011, Mr. Tomlinson was a Partner and Chief Administrative Officer at Silver Lake Kraftwerk, a private investment firm. From September 2005 to March 2011, Mr. Tomlinson was Chief Financial Officer of Aruba Networks, Inc., a provider of intelligent wireless LAN switching systems. From 2000 until its acquisition by Juniper Networks, Inc., a supplier of network infrastructure products and services, in 2005, Mr. Tomlinson served in several roles, including Chief Financial Officer, at Peribit Networks, Inc., a provider of WAN optimization technology. Mr. Tomlinson holds an M.B.A. from Santa Clara University and a B.A. in Sociology from Trinity College.

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our board of directors since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics.

Rajiv Batra is one of our founders and has served as our Senior Vice President, Engineering since March 2006. From July 2005 to March 2006, Mr. Batra was Vice President, Engineering at Juniper. From 2000 until its acquisition by Juniper in 2005, Mr. Batra was Vice President, Engineering at Peribit Networks. Mr. Batra holds a B.Tech. in Electrical Engineering from the Indian Institute of Technology, Kanpur, and an M.S. in Computer Science from the University of Wisconsin-Madison.

René Bonvanie has served as our Chief Marketing Officer since November 2011 and was our Vice President, Worldwide Marketing from September 2009 to November 2011. From June 2007 to August 2009,

Mr. Bonvanie was Senior Vice President of Marketing, SaaS and Information Technology at Serena Software, Inc., a developer of information technology software. From January 2007 to June 2007, Mr. Bonvanie was Senior Vice President and General Manager at salesforce.com, inc., a global enterprise software company. From March 2006 to January 2007, Mr. Bonvanie was Senior Vice President of Global Marketing at SAP AG. Mr. Bonvanie holds a B.A. in Economics from Vrije Universiteit Amsterdam.

Mark F. Anderson has served as our Senior Vice President, Worldwide Field Operations since June 2012. From October 2004 to May 2012, Mr. Anderson served in several roles, including as Executive Vice President of Worldwide Sales, for F5 Networks, an IT infrastructure company. From March 2003 to September 2004, Mr. Anderson served as Executive Vice President of North American Sales at Lucent Technologies, a telecommunications equipment and services company. Mr. Anderson holds a B.A. in Business and Economics from York University in Toronto, Canada.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation provided to our “Named Executive Officers” for our fiscal year ended July 31, 2013 is set forth in detail in the Fiscal 2013 Summary Compensation Table and the other tables that follow this section. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide. In addition, we explain how and why the compensation committee of our board of directors arrived at the specific compensation policies and decisions for the following executive officers who served as our Named Executive Officers for our fiscal year ended July 31, 2013:

•	Mark D. McLaughlin, our President and Chief Executive Officer;

•	Steffan C. Tomlinson, our Senior Vice President, Chief Financial Officer;

•	Nir Zuk, our Senior Vice President, Chief Technology Officer;

•	Rajiv Batra, our Senior Vice President, Engineering; and

•	René Bonvanie, our Senior Vice President, Chief Marketing Officer.

Overview

Fiscal 2013 Business Highlights

Our compensation programs are designed to align our executives’ compensation to our operating and financial performance. Accordingly, you should consider our executive compensation decisions in the context of our financial and operational performance during fiscal 2013, including:

•	Total revenue increased 55% compared to fiscal 2012.

•	Non-GAAP operating income increased 50% compared to fiscal 2012.

•	Deferred revenue increased 84% compared to fiscal 2012.

•	Cash flow provided by operating activities increased 48% compared to fiscal 2012.

Although deferred revenue and cash flow from operations are not targets that were used to determine executive pay under our incentive compensation plan, we believe that these results are important because the Company’s strong operating and financial performance are useful indicators for our compensation committee as it considers pay matters.

Fiscal 2013 Executive Compensation Highlights

As reflected in our general compensation philosophy and objectives, our executive compensation program is intended to reward performance and attract and retain key personnel. Accordingly, our key executive compensation actions in our fiscal year ended July 31, 2013 advanced these objectives:

•	We adopted a compensation peer group of comparable companies to ensure that our executive compensation program is positioned to be competitive in the market.

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We set the 60th percentile of our compensation peer group as a target for total compensation for our executives, although our compensation committee will not be strictly bound by this target. As a result of the strong unvested equity positions for each of our executives to varying degrees, we adopted a progressive multi-year approach to reach the target and only made modest cash compensation adjustments.

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We selected revenue and non-GAAP operating income as the corporate financial measures for our Fiscal 2013 Incentive Compensation Plan because these financial metrics help us measure the effectiveness of our sales and marketing efforts, assess operational efficiencies, and align the compensation of our executives with the interests of our stockholders.

In addition, we maintain good governance standards in our executive compensation policies and practices. The following policies and practices were either adopted or in effect during our fiscal year ended July 31, 2013:

•	Our compensation committee is made up solely of independent directors and makes all executive compensation decisions.

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Our compensation committee reviews of our compensation strategy and intends to conduct such a review annually. Our general compensation philosophy is designed to be aligned with growth in stockholder value.

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Our change-in-control payments and benefits are reasonable and are only received only in connection with the employment termination of a named executive officer without cause or for good reason within a specified period before or after the change in control (there are no single trigger benefits).

•	We do not offer tax gross-ups to any of our Named Executive Officers.

•	Our insider trading policy prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.

Effect of Most Recent Stockholder Advisory Vote on Executive Compensation

Each year, our compensation committee considers the results of the annual stockholder advisory vote on the compensation of our Named Executive Officers and stockholder feedback on our executive compensation program as part of its annual executive compensation review. At our 2012 Annual Meeting of Stockholders, over 99% of the votes cast approved the compensation program for our Named Executive Officers as described in our 2012 proxy statement. Based on this strong stockholder support, our compensation committee determined not to make any significant changes to our existing executive compensation program and policies. Our compensation committee considered the results of the annual advisory vote on executive compensation and stockholder feedback.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to stay ahead of our end-customers’ needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

We compete with other competitors in our industry and other technology companies in the San Francisco Bay Area to attract and retain a skilled management team. To meet this challenge, we have embraced a compensation philosophy of offering our Named Executive Officers a competitive total compensation program, which we view as the sum of base salary, cash performance incentives, equity compensation and employee benefits, which recognizes and rewards individual performance and contributions to our success, allowing us to attract, retain, and motivate talented executives with the skills and abilities needed to drive our desired business results.

The specific objectives of our executive compensation program are to:

•	reward the successful achievement of our financial growth objectives;

•	drive the development of a successful and profitable business;

•	attract, motivate, reward, and retain highly qualified executives who are important to our success; and

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recognize strong performers by offering performance-based cash incentive compensation and equity awards that have the potential to reward individual achievement as well as contributions to our overall success.

Compensation Program Design

Our fiscal year ended July 31, 2013 executive compensation program reflected our stage of development as a new publicly-traded company. Accordingly, the compensation of our Named Executive Officers consisted of base salary, a cash incentive compensation opportunity, equity compensation in the form of stock options and/or restricted stock unit awards, and certain employee health and welfare benefits.

The key component of our executive compensation program has been equity awards for shares of our common stock. Historically, as a privately-held company, we emphasized the use of equity awards to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. We historically used stock options as our primary equity award vehicle for all of our employees. We believe that stock options offer our employees, including our Named Executive Officers, a valuable, long-term incentive that aligns their interests with the long-term interests of our stockholders. As we transitioned to a publicly-traded company, we began to introduce full value awards, or awards without a purchase price including restricted stock awards and restricted stock unit awards, to provide appropriate levels of compensation without excessive dilution, to ensure that the recipient receives value for the shares regardless of fluctuations in the market price of our common stock and to align the recipient’s interests with those of our stockholders. We may introduce other forms of equity awards, as we deem appropriate, into our executive compensation program to offer our Named Executive Officers additional types of long-term equity incentives that further the objective of aligning the recipient’s interests with those of our stockholders.

We also offer cash compensation in the form of base salaries and annual cash incentive compensation opportunities (with quarterly and annual components). Typically, we have structured our annual cash incentive compensation opportunities to focus on the achievement of specific short-term financial and strategic objectives that will further our longer-term growth objectives.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation or between cash and non-cash compensation, although we use competitive market data to develop a general framework for establishing the appropriate pay mix. In our fiscal year ended July 31, 2013, we began a process of formally allocating between stock options and restricted stock unit awards for merit grants to our Named Executive Officers, see “—Equity Compensation” below. Within this overall framework, our compensation committee reviews each component of executive compensation separately and also takes into consideration the value of each Named Executive Officer’s compensation package as a whole and its relative value in comparison to our other Named Executive Officers.

As a publicly-traded company, our compensation committee evaluates our compensation philosophy and executive compensation program as circumstances require, and at a minimum, reviews executive compensation annually. As part of this review, we expect that our compensation committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to us if we were required to find a replacement for a key executive officer.

Compensation-Setting Process

Role of our Compensation Committee

Compensation decisions for our executives primarily are made by our compensation committee. Currently, our compensation committee is responsible for evaluating, approving, and reviewing the compensation arrangements, plans, policies, and programs for our Named Executive Officers and overseeing and administering our cash-based and equity-based compensation plans.

Near the beginning of each fiscal year, our compensation committee, after consulting with our management team, establishes our corporate performance objectives and makes decisions with respect to any base salary adjustment, and approves the corporate performance objectives and target annual cash incentive compensation opportunities and equity awards for our executive officers, including our Named Executive Officers for the upcoming fiscal year. With respect to our cash incentive compensation plan, after the end of the fiscal quarter, our compensation committee assesses the performance against the pre-determined corporate performance objectives to determine the payouts, if any, for the quarterly cash incentive compensation opportunities for the previous fiscal quarter and after the fourth quarter, for the previous fiscal year. Historically, we have also provided special cash bonuses from time to time in limited circumstances for exemplary individual performance during the previous fiscal year.

Our compensation committee reviews our executive compensation program from time to time, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management team, including our Chief Executive Officer, our Chief Financial Officer, and our Senior Vice President of Human Resources. Typically, our management team assists our compensation committee in the execution of its responsibilities by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Currently, except with respect to his own compensation, our Chief Executive Officer will typically make recommendations to our compensation committee regarding compensation matters, including the compensation of our executive officers. He also participates in meetings of our compensation committee, except with respect to discussions involving his own compensation.

While our compensation committee solicits the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process.

Role of Compensation Consultant

Our compensation committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties.

In our fiscal year ended July 31, 2013, our compensation committee engaged Compensia, Inc., a national compensation consulting firm, to assist us in refining our executive compensation strategy and guiding principles, assessing current executive total compensation levels against public company competitive market practices, developing a compensation peer group and recommending executive compensation decisions for our fiscal year ended July 31, 2013.

We expect that our compensation committee, as part of its annual review of our executive compensation program, will continue to retain an executive compensation advisor to perform, among other things, an analysis of our executive compensation program to assist it in aligning our compensation strategy with competitive market practices.

Compensia does not provide any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the New York Stock Exchange, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our compensation committee.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, we have historically referred to industry surveys, including the Radford High-Technology Executive Compensation Survey. In addition during our fiscal year ended July 31, 2013, Compensia provided market data for the compensation peer group approved by our compensation committee.

Competitive Positioning

In our fiscal year ended July 31, 2013, we began to compare and analyze our executive compensation with that of a formal peer group of companies.

In the context of our annual executive compensation review, with assistance from Compensia and input from our compensation committee, we selected a peer group of publicly-traded technology companies, which met some or all of the following criteria: revenues approximately between $300 million and $1.4 billion, experienced strong year-over-year revenue growth, a market capitalization generally between $1 billion to $11.2 billion and/or a comparable number of employees to us. The following publicly-traded companies made up our compensation peer group for our fiscal year ended July 31, 2013:

Ariba, Inc.	DealerTrack Holdings, Inc.	LinkedIn Corporation
Aruba Networks, Inc.	F5 Networks, Inc.	Liquidity Services, Inc.
Bankrate, Inc.	Fortinet, Inc.	Qlik Technologies Inc.
CommVault Systems, Inc.	Informatica Corporation	Riverbed Technology, Inc.
Concur Technologies, Inc.	Kenexa Corporation	ValueClick, Inc.

Compensia provided data for executives holding positions comparable to the positions of our executive officers from the companies in our compensation peer group at the 25th, 50th and 75th percentile for each of base salary, cash incentive compensation opportunity, total cash compensation, equity compensation and total direct compensation. Our targeted overall objective is for total compensation (i.e., base salary, incentive compensation, long-term equity compensation and employee benefits) for our executives, including our Named Executive Officers, to be around the 60th percentile for comparable executives at peer group companies, although our compensation committee will not be strictly bound by this target and can vary from the 60th percentile when it deems it appropriate for business reasons. We think that targeting our executive compensation to this level will allow us to stay competitive with our rivals in attracting and retaining executive talent.

Based on Compensia’s review, in most cases, our Named Executive Officers are below the 60th percentile for our compensation peer group and especially low in terms of cash compensation. However, given the significant vested and unvested equity holdings of our Named Executive Officers, we did not think it was necessary in our fiscal year ended July 31, 2013 to make significant changes in cash compensation to attempt to reach the targeted total compensation level. Our strategy is to progressively approach the target over a period of years.

Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each, and how the compensation amounts and awards were determined for our fiscal year ended July 31, 2013.

Base Salary. Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our Named Executive Officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. Historically, to obtain the skills and experience that we believe are necessary to lead our growth, most of our Named Executive Officers have been hired from larger organizations. Their initial base salaries were generally established through arm’s-length negotiations at the time each Named Executive Officer was hired, taking into account his qualifications, experience, prior salary level, and the base salaries of our other Named Executive Officers.

As a publicly-traded company, our compensation committee reviews the base salaries of each Named Executive Officer from time to time and makes adjustments as it determined to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions.

In November 2012, in connection with its review of our executive compensation program, our compensation committee approved adjustments to the base salary of our Named Executive Officers to be effective November 1, 2012, as set forth below. Based on Compensia’s review, for fiscal 2012, the base salary compensation for each Named Executive Officer was generally at or below the 25th percentile for a comparable executive in our peer group (only Mr. Bonvanie was slightly above the 25th percentile). Therefore, consistent with a philosophy of a progressive movement towards the 60th percentile in total compensation, our compensation committee approved modest increases between 10-14% for each Named Executive Officer.

Named Executive Officer	Fiscal 2012 Base Salary	Fiscal 2013 Base Salary	Percentage Increase
Mr. McLaughlin	$ 300,000	$ 330,000	10%
Mr. Tomlinson	$ 250,000	$ 275,000	10%
Mr. Zuk	$ 220,000	$ 250,000	14%
Mr. Batra	$ 225,000	$ 255,000	13%
Mr. Bonvanie	$ 230,000	$ 255,000	11%

The base salaries of our Named Executive Officers during our fiscal year ended July 31, 2013 are set forth in the “Fiscal 2013 Summary Compensation Table” below.

Annual Cash Incentive Compensation. We use cash incentive compensation to motivate our executives officers, including our Named Executive Officers, to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Typically, near the beginning of each fiscal year, our compensation committee adopts an incentive compensation plan for that fiscal year which identifies the plan participants and establishes the target cash incentive opportunity for each participant, the performance measures to be tracked during the fiscal year and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year. Typically, cash incentive payouts have been determined after the end of the applicable performance period by our compensation committee based on its assessment of our performance against one or more financial and operational performance objectives for the performance period as set forth in our annual operating plan.

Fiscal 2013 Incentive Compensation Plan. In September 2012, our compensation committee adopted and approved a component of our omnibus Employee Incentive Compensation Plan for our fiscal year ended July 31, 2013. The Employee Incentive Compensation Plan provides for performance-based incentive payments to all employees not paid commissions, including our Named Executive Officers. Payments for our fiscal year ended July 31, 2013 are pursuant to a component of the plan that covers our fiscal year ended July 31, 2013, or the Fiscal 2013 Incentive Compensation Plan. The Fiscal 2013 Incentive Compensation Plan provided opportunities for cash incentive compensation payouts based on our actual achievement of pre-established corporate financial objectives as set forth in our annual operating plan. The financial objectives in our operating plan were intentionally set at levels determined to be challenging and requiring substantial skill and effort on the part of senior management.

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Target Annual Incentive Compensation Opportunities. In November 2012, in connection with its review of our executive compensation program, our compensation committee approved adjustments to the target annual incentive compensation opportunity of our Named Executive Officers to be effective November 1, 2012, as set forth in the table below. Prior to the adjustment, the total cash compensation (i.e., base salary plus total target incentive compensation opportunity) for each Named Executive Officer was below the 25th percentile for a comparable executive in our compensation peer group. Therefore, consistent with our philosophy of a progressive movement towards the 60th percentile of the competitive market, our compensation committee approved increases in the target incentive compensation opportunity (as a percentage of base salary) for (i) our Chief Executive Officer from 50% to 100%; and (ii) for our other Named Executive Officers from 30% to 40%. After the adjustments, our Named Executive Officers remained below the 60th percentile for total cash compensation. Our compensation committee anticipates a multi-year progression before total cash compensation to our Named Executive Officers reaches the targeted level. The target annual cash incentive compensation opportunities established under the Fiscal 2013 Incentive Compensation Plan for our Named Executive Officers were:

Named Executive Officer	Fiscal 2012 Target Annual Incentive Compensation Opportunity (as a % of base salary)	Fiscal 2012 Target Annual Incentive Compensation Opportunity	Fiscal 2013 Target Annual Incentive Compensation Opportunity (as a % of base salary) (effective as of 2nd quarter Fiscal 2013)	Fiscal 2013 Target Annual Incentive Compensation Opportunity*
Mr. McLaughlin	50%	$150,000	100%	$285,000
Mr. Tomlinson	30%	$75,000	40%	$101,250
Mr. Zuk	30%	$66,000	40%	$91,500
Mr. Batra	30%	$67,500	40%	$93,375
Mr. Bonvanie	30%	$69,000	40%	$93,750

*

The aggregate target for our fiscal year ended July 31, 2013 is determined with the 1st quarter target calculated based on the incentive target prior to the November 2012 adjustment, and the remaining three quarters calculated based on the incentive target adjustments approved in November 2012.

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Corporate Performance Measures. For purposes of funding the Fiscal 2013 Incentive Compensation Plan, our compensation committee selected revenue and non-GAAP operating income as the two corporate performance measures that best supported our annual operating plan and enhanced long-term value creation. We define “revenue” as GAAP revenue as is reflected in our quarterly and annual financial statements, consistent with our annual operating plan. We define non-GAAP operating income for purposes of the Fiscal 2013 Incentive Compensation Plan as GAAP operating income adjusted to exclude incentive compensation expense, share-based compensation and related payroll tax expense and other non-recurring one-time expenses, consistent with our annual operating plan. For our fiscal year ended July 31, 2013, we achieved (i) $396.1 million in revenue, which was 98% of our annual revenue target for the Fiscal 2013 Incentive Compensation Plan; and (ii) $34.0 million in non-GAAP operating income, which was 113% of our annual non-GAAP operating income target for the Fiscal 2013 Incentive Compensation Plan. Our quarterly targets under the 2013 Incentive Compensation Plan scale from the annual targets in a non-linear manner with the targets increasing for each component as the fiscal year progresses.

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Pay for Performance. Our Named Executive Officers were eligible for quarterly incentive compensation payouts only to the extent, and in the amount, that we met or exceeded 85% of the applicable quarterly revenue and/or non-GAAP operating income target for our fiscal year ended July 31, 2013 as set forth in the Fiscal 2013 Incentive Compensation Plan. Each component was measured and paid out independently. If 85% achievement of a component occurred, then the Named Executive Officer receives 20% of his quarterly payout with respect to that component. Achievement scales in a non-linear manner as follows: 91% achievement pays out 35%; 94% achievement pays out 50%; and 100% achievement or more pays out 100%. Even if we met or exceeded the applicable performance target, our compensation committee reserved the right to decrease the applicable quarterly payment in its discretion.

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Accelerator – In addition to the quarterly payments under the Fiscal 2013 Incentive Compensation Plan, to the extent that we exceeded our annual performance targets for our fiscal year ended July 31, 2013, our Named Executive Officers were eligible to receive additional annual payments, at the discretion of our compensation committee and based on the Named Executive Officer’s individual performance during the fiscal year. Any aggregate accelerator payment to a Named Executive Officer was capped at 200% of the applicable annual target incentive compensation opportunity. The cap on total payments was set to manage potential incentive compensation costs and maintain appropriate incentives for our Named Executive Officers.

During our fiscal year ended July 31, 2013, on an aggregated basis, we achieved approximately 104% of our annual performance targets and due to quarterly results, paid bonuses at approximately 67% of target opportunity as set forth in the table below. We did not pay any accelerators for our fiscal year ended July 31, 2013.

The total payouts to our Named Executive Officers under the Fiscal 2013 Incentive Compensation Plan were:

Named Executive Officer	Target Annual Incentive Compensation Opportunity	Actual Incentive Compensation	Percentage of Actual Payment vs. Target Opportunity
Mr. McLaughlin	$ 285,000	$ 185,829	65%
Mr. Tomlinson	$ 101,250	$ 68,193	67%
Mr. Zuk	$ 91,500	$ 61,448	67%
Mr. Batra	$ 93,375	$ 63,097	67%
Mr. Bonvanie	$ 93,750	$ 63,097	67%

The annual cash incentive award earned by our Named Executive Officers during our fiscal year ended July 31, 2013 are set forth in the “Fiscal 2013 Summary Compensation Table” below.

Equity Compensation. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with those of our stockholders. Prior to our initial public offering, these equity awards have generally been granted in the form of stock options. We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our Named Executive Officers because the stock options reward them only to the extent that our stock price increases and stockholders realize value following their grant date.

As we transitioned to a publicly-traded company, we began to introduce full value awards of shares of our common stock, or awards without a purchase price, such as restricted stock unit awards, to ensure that the recipient receives value for the shares regardless of fluctuations in our stock price and to align the recipient’s interests with those of our stockholders.

Historically, the size and form of the initial equity awards for our Named Executive Officers were established through arm’s-length negotiations at the time the individual executive was hired. In making these awards, we considered, among other things, the prospective role and responsibility of the individual executive, competitive factors, the amount of equity-based compensation held by the Named Executive Officer at his former employer, the cash compensation received by the Named Executive Officer, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In addition, we have granted equity awards to our Named Executive Officers when our board of directors and, more recently, our compensation committee has determined that such awards were necessary or appropriate to recognize corporate and individual performance, in recognition of a promotion, or to achieve our retention objectives. To date, we have not applied a rigid formula in determining the size of these equity awards. Instead, our compensation committee has determined the size of such equity awards for an individual Named Executive

Officer after taking into consideration market data compiled from our compensation peer group, a compensation analysis performed by our human resources department, the equity award recommendations of our Chief Executive Officer, the scope of an Named Executive Officer’s performance, contributions, responsibilities, and experience, and the amount of equity compensation held by the Named Executive Officer, including the current economic value of his outstanding unvested equity awards and the ability of this equity to satisfy our retention objectives, market conditions, and internal equity considerations. In making its award decisions, our compensation committee has exercised its judgment and discretion to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In connection with its annual review of executive compensation, our compensation committee reviewed the equity positions of our Named Executive Officers for our fiscal year ended July 31, 2013. Our compensation committee reviewed the value of all outstanding and unvested equity awards assuming they were exercised and compared this to each Named Executive Officer’s base salary. In light of the significant unvested value as a multiple of base salary, our compensation committee determined that each of the Named Executive Officers to varying degrees had strong equity positions. Further, in light of the strong equity positions that will be vesting over the forthcoming years, our compensation committee determined that it was appropriate to take a multi-year progressive approach with respect to raising cash compensation (i.e., there is significant equity value vesting in the forthcoming years to make up for the lower than market cash compensation).

With respect to merit equity awards in our fiscal year ended July 31, 2013, our compensation committee considered that our other Named Executive Officers had dramatically lower unvested value as a multiple of base salary compared to our Chief Executive Officer. Accordingly, our compensation committee thought it was appropriate for internal pay equity reasons to provide additional equity incentives to our Named Executive Officers other than our Chief Executive Officer.

For our fiscal year ended July 31, 2013, our compensation committee determined to grant equity awards to our Named Executive Officers with the value of such awards equally allocated between options to purchase shares of our common stock and restricted stock unit awards for shares of our common stock. Our compensation committee decided that stock options would be an appropriate delivery vehicle for a portion of the equity awards because their value is realized solely by appreciation in our stock price. In addition, our compensation committee decided that it was appropriate to deliver half of the value of the equity awards in the form of restricted stock unit awards because these awards would provide value even if the market price of our common stock fluctuated in the future. Our compensation committee determined that a 50/50 mix of stock options and restricted stock unit awards would provide the appropriate mix of upside incentive hedged with some certainty of value. Our compensation committee further determined that, for purposes of establishing the number of shares of our common stock subject to each award vehicle, one restricted stock unit had an equivalent value to three shares of our common stock subject to a stock option.

With respect to vesting, our compensation committee determined in our fiscal year ended July 31, 2013 that merit equity awards should have a vesting schedule of three years, as opposed to our standard four-year vesting for new-hire awards. Our compensation committee determined that, for purposes of these awards, a three-year vesting schedule appropriately reflected the economic value that it sought to deliver to each Named Executive Officer over that time period and achieved our retention objectives for our Named Executive Officers.

Based on these considerations, in January 2013, our compensation committee approved the grant of an option to purchase 15,000 shares of our common stock and a restricted stock unit award for 5,000 shares of our common stock, in each case, with three-year vesting schedules to each of Messrs. Tomlinson, Zuk, Batra and Bonvanie.

In addition to these equity awards, our compensation committee also approved the amendment of certain restricted stock awards of Messrs. Zuk and Batra to clarify that tax withholding obligations related to such restricted stock awards may be satisfied by the sales of shares of our common stock that otherwise vest, through a broker-assisted mechanism. This amendment allowed Messrs. Zuk and Batra to satisfy their tax withholding obligations arising from their restricted stock awards under our prior equity incentive plan through a method explicitly allowed by our current post-IPO equity incentive plan and agreements.

The equity awards granted to our Named Executive Officers during our fiscal year ended July 31, 2013 are set forth in the “Fiscal 2013 Summary Compensation Table” and the “Fiscal 2013 Grants of Plan-Based Awards Table” below.

Welfare and Other Employee Benefits. We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently do not match any contributions made to the plan by our employees, including our Named Executive Officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our Named Executive Officers on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits. In our fiscal year ended July 31, 2013, we did not provide any perquisites and other personal benefits to our Named Executive Officers.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual Named Executive Officer in the performance of his or her duties, to make our Named Executive Officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Employment Agreements

While we have not historically entered into employment agreements with any of our Named Executive Officers, the initial terms and conditions of employment of each of the Named Executive Officers (other than Mr. Zuk) were set forth in a written employment offer letter. Each of these arrangements was approved by our board of directors or, in certain instances, our compensation committee. We believe that these employment offer letters were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our board of directors and compensation committee were aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and compensation committee were sensitive to the need to integrate the new Named Executive Officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. Each of these employment offer letters provided for “at will” employment and set forth the initial compensation arrangements for the Named Executive Officer, including an initial base salary, an annual incentive compensation opportunity, and an equity award in the form of an option to purchase shares of our common stock.

In December 2011, we entered into new confirmatory employment agreements and/or amendments with Messrs. McLaughlin, Zuk, Batra and Bonvanie to achieve consistency in the employment terms among our Named Executive Officers. For a summary of the material terms and conditions of these employment arrangements, see “—Executive Employment Agreements” below.

Post-Employment Compensation

The new confirmatory employment agreements with our Named Executive Officers provide each of them with protections in the event of their involuntary termination of employment following a change in control of us. We believe that these protections assisted us in attracting these individuals to join us. We also believe that these protections serve our executive retention objectives by helping our Named Executive Officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of us. The terms of these agreements were determined after our board of directors and compensation committee reviewed our retention goals for each Named Executive Officer and an analysis of relevant market data.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see “—Executive Employment Agreements” and “—Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Currently, we have not implemented policies regarding minimum stock ownership requirements or compensation recovery for our Named Executive Officers. Our insider trading policy prohibits our executive officers from derivative securities transactions, including hedging, with respect to our common stock and from pledging company securities as collateral or holding company securities in a margin account.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

Prior to our becoming a public company, our board of directors had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our Named Executive Officers. As a publicly-traded company, our compensation committee, where reasonably practicable, will seek to qualify the variable compensation paid to our Named Executive Officers for the “performance-based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our Named Executive Officers in the future, we expect that our compensation committee will consider all elements of the cost to the company of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract or retain executive talent.

Taxation of “Parachute” Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any of our Named Executive Officers with a “gross-up” or other reimbursement payment for any tax liability that the Named Executive Officer might owe as a result of the application of Sections 280G or 4999 during our fiscal year ended July 31, 2013, and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.

Accounting for Share-Based Compensation. We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our Named Executive Officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Report of the Compensation Committee

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Asheem Chandna (Chair)

James J. Goetz

Daniel J. Warmenhoven

Fiscal 2013 Summary Compensation Table

The following table presents summary information regarding the compensation paid to, or earned by, our Named Executive Officers for our fiscal year ended July 31, 2013.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Mark D. McLaughlin	2013	343,124	—		—	—	185,829	—		528,953
President and Chief Executive Officer	2012	279,615	400,000	(2)	—	9,428,980	208,565	100,000	(4)	10,417,160
Nir Zuk	2013	264,134	—		276,800	391,416	61,448	—		993,798
Chief Technology Officer	2012 2011	220,000 220,000	— 200,000		1,162,500 —	— —	109,292 161,078	14,594 —	(5)	1,506,386 581,078
Rajiv Batra	2013	249,216	—		276,800	391,416	62,722	—		980,154
Senior Vice President, Engineering	2012 2011	220,769 217,462	— 200,000		1,162,500 —	— —	103,338 177,185	— —		1,486,607 594,647
René Bonvanie	2013	270,816	—		276,800	391,416	63,097	—		1,002,129
Chief Marketing Officer	2012 2011	230,000 224,000	— —		155,000 —	34,987 —	111,770 —	14,594 386,586	(5)	546,351 610,586
Steffan C. Tomlinson	2013	281,442	—		276,800	391,416	68,193	—		1,017,851
Chief Financial Officer	2012	124,199	100,000	(3)	—	3,636,499	42,855	14,594	(5)	3,918,147

(1)	The amounts reported in the Salary column include certain amounts of accrued vacation that were paid during the fiscal year when we stopped accruing vacation for employees above a certain level, including our Named Executive Officers.
(2)

The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the restricted stock awards and stock options to purchase shares of our common stock granted to our named executive officers as computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock awards and stock options reported in these columns are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K. Note that the amounts reported in these columns do not correspond to the actual economic value that may be received by the named executive officers from their restricted stock awards or stock options.
(3)	This amount represents a one-time cash bonus paid in connection with each respective Named Executive Officer’s initial employment with us.
(4)	This amount represents a cash payment made to Mr. McLaughlin as reimbursement for certain relocation expenses.
(5)	This amount represents a gift we gave to certain of our executive officers in connection with our initial public offering.

Fiscal 2013 Grants of Plan-Based Awards

The following table presents information regarding the amount of equity awards granted to our Named Executive Officers during our fiscal year ended July 31, 2013.

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Threshold) ($)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Target) ($)(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Maximum) ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Mr. McLaughlin	—	7,500	285,000	945,000	—	—	—	—
Mr. Zuk	— 1/20/2013 1/21/2013	3,300 —	91,500 —	291,500 —	— 5,000 —	— — 15,000	— — 55.36	— 276,800 391,416
Mr. Batra	— 1/20/2013 1/21/2013	3,375 —	93,375	297,375 —	— 5,000 —	— — 15,000	— — 55.36	— 276,800 391,416
Mr. Bonvanie	— 1/20/2013 1/21/2013	3,450 — —	93,750 — —	297,750 — —	— 5,000 —	— — 15,000	— — 55.36	— 276,800 391,416
Mr. Tomlinson	— 1/20/2013 1/21/2013	3,750 —	101,250 —	321,250 —	— 5,000 —	— — 15,000	— — 55.36	— 276,800 391,416

(1)	Amounts in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns relate to target incentive compensation opportunities under the Fiscal 2013 Incentive Compensation Plan and assumes achievement at target levels for both of the corporate performance measures. Total payments under the Fiscal 2013 Incentive Compensation Plan were capped for each quarter at three times the applicable quarterly target cash incentive opportunity. In addition, there was a potential accelerator up to two times the annual target. The actual amounts paid to our named executive officers are set forth in the Summary Compensation Table above and the calculation of the actual amounts paid is discussed more fully in “Executive Compensation—Executive Compensation Program Components” above.
(2)	The restricted stock awards and stock option grants to purchase shares of our common stock were made under the Palo Alto Networks, Inc. 2012 Equity Incentive Plan, or the 2012 Plan. The exercise price of the options is equal to the fair market value of our common stock on the date of grant. All stock options granted under the 2012 Plan to our named executive officers are subject to service-based vesting requirements.
(3)

The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of the restricted stock awards and stock options to purchase shares of our common stock granted in fiscal 2013, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock awards and stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K. Note that the amounts reported in this column do not correspond to the actual economic value that may be received by our named executive officers from their restricted stock awards and stock options.

Fiscal 2013 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding stock options and other equity awards held by our Named Executive Officers as of July 31, 2013.

Named Executive Officer	Grant Date	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Stock Awards— Number of Shares or Units of Stock That Have Not Vested (#)	Stock Awards— Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mr. McLaughlin	9/30/2011(2)	941,611	1,122,909	10.77	9/29/2021	—	—
Mr. Zuk	1/20/2013(3) 1/21/2013(4) 1/10/2012(5)	— — —	— 15,000 —	— 55.36 —	— 1/20/2023 —	5,000 — 46,875	244,700 — 2,294,063
Mr. Batra	1/20/2013(3) 1/21/2013(4) 1/10/2012(5)	— — —	— 15,000 —	— 55.36 —	— 1/20/2023 —	5,000 — 46,875	244,700 — 2,294,063
Mr. Bonvanie	1/20/2013(3) 1/21/2013(4) 1/10/2012(5) 9/30/2011(6)	— — — 3,666	— 15,000 — 4,334	— 55.36 — 10.77	— 1/20/2023 — 9/29/2021	5,000 — 6,250 —	244,700 — 304,875 —
Mr. Tomlinson	1/20/2013(3) 1/21/2013(4) 3/6/2012(7)	— — 136,020	— 15,000 320,980	— 55.36 15.50	— 1/20/2023 3/5/2022	5,000 — —	244,700 — —

(1)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable Named Executive Officer by the closing market price of our common stock on the New York Stock Exchange on July 31, 2013, which was $48.94 per share.
(2)	This stock option vested as to 1/4 of the shares of common stock subject to the option on August 26, 2012, with an additional 1/36 of the remaining shares of common stock subject to the option vesting monthly over the following 36 months with full vesting occurring on August 26, 2015.
(3)	This restricted stock unit award vests as to 1/3 of the shares covered by the award on January 20, 2014, with an additional 1/8 of the of the remaining shares subject to the award vesting quarterly thereafter with full vesting occurring on January 20, 2016.
(4)	This stock option vests as to 1/3 of the shares of common stock subject to the option on January 21, 2014, with an additional 1/8 of the remaining shares subject to the option vesting quarterly thereafter with full vesting occurring on January 21, 2016.
(5)	This restricted stock award vested as to 1/4 of the shares of common stock covered by the award on January 10, 2013, with an additional 1/12 of the remaining shares of common stock subject to the award vesting quarterly over the following 12 quarters with full vesting occurring on January 10, 2016 and a liquidity condition, which is defined as a change of control transaction or six months following the completion of our initial public offering.
(6)	This stock option vested as to 1/4 of the shares of common stock subject to the option on September 30, 2012, with an additional 1/36 of the remaining shares of common stock subject to the option vesting monthly over the following 36 months with full vesting occurring on September 30, 2015.

(7)	This stock option vested as to 1/4 of the shares of common stock subject to the option on February 2, 2013, with an additional 1/36 of the remaining shares of the common stock subject to the option vesting monthly over the following 36 months with full vesting occurring on February 2, 2016.

Fiscal 2013 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and the vesting of stock awards by our Named Executive Officers during our fiscal year ended July 31, 2013.

Named Executive Officer	Option Awards— Number of Shares Acquired on Exercise (#)	Option Awards— Value Realized on Exercise($)(1)	Stock Awards— Number of Shares Acquired on Vesting (#)	Stock Awards— Value Realized on Vesting($)(2)
Mr. McLaughlin	91,464	4,443,982	—	—
Mr. Zuk	—	—	28,125	1,412,479
Mr. Batra	—	—	28,125	1,412,479
Mr. Bonvanie	—	—	3,750	188,331
Mr. Tomlinson	40,000	1,575,364	—	—

(1)	Based on the market price of the Company’s common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
(2)	Based on the market price of the Company’s common stock on the vesting date, multiplied by the number of shares vested.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our Named Executive Officers during our fiscal year ended July 31, 2013.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our Named Executive Officers during our fiscal year ended July 31, 2013.

Executive Employment Agreements

We have entered into employment offer letters with each of our Named Executive Officers (other than Mr. Zuk) in connection with his commencement of employment with us. With the exception of Mr. McLaughlin’s arrangement, each of these offer letters was negotiated on our behalf by our then-serving chief executive officer, with the oversight and approval of our board of directors and compensation committee.

Additionally, in December 2011, we entered into confirmatory new employment agreements with our then-serving executive officers and amended the employment offer letter of Mr. McLaughlin in order to achieve consistency in the employment terms and conditions of our executive officers.

Each of our Named Executive Officers is eligible to receive certain severance payments and benefits in connection with his termination of employment under various circumstances, including following a change in control, pursuant to written severance and change in control arrangements.

For a summary of the material terms and conditions of these arrangements, as well as an estimate of the potential payments and benefits payable to our Named Executive Officers under these arrangements, see the description below and “—Potential Payments Upon Termination or Change in Control” below. The estimated potential severance payments and benefits payable to each Named Executive Officer in the event of termination of employment as of July 31, 2013, pursuant to the arrangements under the confirmatory employment agreements, are described below.

The actual amounts that would be paid or distributed to our Named Executive Officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the Named Executive Officer’s base salary and the market price of our common stock. Although we have entered into written arrangements to provide severance payments and benefits to our Named Executive Officers in connection with a termination of employment under particular circumstances, we or an acquirer may mutually agree with the Named Executive Officers on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each Named Executive Officer would also be able to exercise any previously-vested stock options that he held. For more information about the Named Executive Officers outstanding equity awards as of July 31, 2013, see “—Fiscal 2013 Outstanding Equity Awards at Fiscal Year-End.”

Along with the severance payments and benefits described in a Named Executive Officer’s individual severance and change in control arrangement, they are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Termination of Employment Unrelated to a Change in Control

Mr. Batra. In the event of an involuntary termination of employment (a termination of employment by us without “cause”), provided that he executes an appropriate release and waiver of claims, Mr. Batra would be eligible to receive:

•	a lump sum cash payment equal to six months of his base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of six months; and

•	accelerated vesting of six months vesting of his then outstanding time-based equity awards.

Messrs. McLaughlin, and Tomlinson. In the event of an involuntary termination of employment (a termination of employment by us without “cause”), at any time before a “change in control” or more than 24 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. McLaughlin and Tomlinson would be eligible to receive:

•	continued payment of base salary as in effect as of the date of termination for a period of six months (or for Mr. McLaughlin, for a period of 12 months);

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of six months (or for Mr. McLaughlin, for a period of 12 months); and

•

for Mr. McLaughlin only, accelerated vesting of the number of shares of our common stock underlying the stock option granted to him on September 30, 2011 that are then unvested equal to the number of shares that would have vested if he had remained employed for six months after the date of termination.

Termination of Employment—Other Named Executive Officers. None of the remaining Named Executive Officers are eligible to receive any specific payments or benefits in the event of an involuntary termination of employment unrelated to a change in control.

Termination of Employment in Connection with a Change in Control

Messrs. Zuk , Batra and Bonvanie. In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 12 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. Zuk, Batra and Bonvanie would each be eligible to receive:

•	a lump sum cash payment equal to 12 months of his base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to 100% of his target incentive payment for that fiscal year;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months; and

•	accelerated vesting of the greater of (i) 12 months vesting of his then outstanding time-based equity awards, or (ii) 50% of his then outstanding, time-based equity awards.

Messrs. McLaughlin and Tomlinson. In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 24 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. McLaughlin and Tomlinson would each be eligible to receive:

•	a lump sum payment of his annual base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to 100% of his target incentive payment for that fiscal year;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months; and

•	24 months of accelerated vesting of his then-outstanding, time-based equity awards.

Applicable Definitions. Generally, for purposes of the foregoing provisions, a “change in control” means:

•	the sale or other disposition of all or substantially all of our assets;

•

any sale or exchange of our capital stock by stockholders in a transaction or series of related transactions where more than 50% of the outstanding voting power of the company is acquired by a person or entity or group of related persons or entities;

•

any reorganization, consolidation, or merger of the company where our outstanding voting securities immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent organization) immediately after the transaction; or

•	the consummation of the acquisition of 51% or more of our outstanding stock pursuant to a tender offer validly made under any state or federal law (other than a tender offer by us).

Generally, for purposes of the foregoing provisions, “cause” is limited to:

•	conviction of any felony or any crime involving moral turpitude or dishonesty;

•	participation in intentional fraud or an act of willful dishonesty against us;

•	willful breach of our policies that materially harms us;

•	intentional damage of a substantial amount of our property;

•	willful and material breach of the Named Executive Officer’s employment offer letter, employment agreement or his employee invention assignment and confidentiality agreement; or

•

a willful failure or refusal in a material respect to follow the lawful, reasonable policies or directions of us as specified by our board of directors or Chief Executive Officer after being provided with notice of such failure, which failure is not remedied within 30 days after receipt of written notice from us.

Generally, for purposes of the foregoing provisions, “good reason” means a resignation within 12 months following the occurrence, without the Named Executive Officer’s written consent, of one or more of the following:

•

there is a material reduction in the Named Executive Officer’s authority, status, obligations, or responsibilities, provided that, for Messrs. Zuk, Batra and Bonvanie, following a “change in control,” a change in title alone will not constitute a material reduction;

•

there is a reduction in the Named Executive Officer’s total annual compensation of more than 10% unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of our employees pursuant to a directive of our board of directors;

•	any failure by us to pay the Named Executive Officer’s base salary;

•	the relocation of the principal place of our business to a location that is more than a specified number of miles further away from the Named Executive Officer’s home than our current location.

A resignation for “good reason” will not be deemed to have occurred unless the Named Executive Officer gives us written notice of one of the above conditions within 90 days of its occurrence, and we fail to remedy the condition within 30 days of receipt of such notice.

Potential Payments Upon Termination or Change in Control

The tables below provide an estimate of the value of the compensation and benefits due to each of our Named Executive Officers for our fiscal year ended July 31, 2013 in the events described below, assuming that the termination of employment and change in control was effective on July 31, 2013, under the confirmatory employment agreements described above. The actual amounts to be paid can only be determined at the time of the termination of employment or change of control, as applicable.

Termination of Employment Unrelated to a Change in Control

		Value of Accelerated Equity Awards ($)(1)
Named Executive Officer	Salary Continuation ($)	Restricted Stock and Restricted Stock Units	Options	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Mr. McLaughlin	330,000	—	10,286,739	12,935	10,629,674
Mr. Batra	127,500	540,396	—	6,438	674,334
Mr. Tomlinson	137,500	—	—	6,447	143,947

(1)	The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock awards, restricted stock unit awards, and stock options. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at July 31, 2013 that would become vested by (ii) the difference between $48.94 (the closing market price of our common stock on the New York Stock Exchange on July 31, 2013) and the exercise price of such option. For the restricted stock awards and the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or outstanding restricted stock unit awards at July 31, 2013 that would become vested by (ii) $48.94 (the closing market price of our common stock on the New York Stock Exchange on July 31, 2013).

Termination of Employment in Connection with a Change in Control

			Value of Accelerated Equity Awards ($)(1)
Named Executive Officer	Salary Continuation ($)	Target Annual Cash Bonus ($)	Restricted Stock and Restricted Stock Units	Options	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Mr. McLaughlin	330,000	285,000	—	41,146,955	12,935	41,444,890
Mr. Zuk	250,000	91,500	1,269,381	—	10,029	1,620,910
Mr. Batra	255,000	93,375	1,269,381	—	12,876	1,630,632
Mr. Bonvanie	255,000	93,750	275,288	82,714	12,876	719,628
Mr. Tomlinson	275,000	101,250	203,933	8,309,840	12,895	8,902,918

(1)	The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock awards, restricted stock unit awards and stock options. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at July 31, 2013 that would become vested by (ii) the difference between $48.94 (the closing market price of our common stock on the New York Stock Exchange on July 31, 2013) and the exercise price of such option. For the restricted stock awards and the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or restricted stock unit awards at July 31, 2013 that would become vested by (ii) $48.94 (the closing market price of our common stock on the New York Stock Exchange on July 31, 2013).

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:

•

our use of multiple performance objectives in our incentive compensation plans and our use of a single incentive compensation plan for our management team together minimize the risk that might be posed by the short-term variable component of our compensation program;

•

our incentive compensation plan reflects a pay for performance philosophy that rewards Named Executive Officers for achievement of performance targets, and historically, we reserve the payment of discretionary bonuses for extraordinary performance and achievement;

•

for our fiscal 2013 incentive compensation plan, we instituted a per person cap of 300% of the target incentive compensation opportunity for each quarter to manage costs and to limit any potential risks related to short-term incentives.

Equity Compensation Plan Information

The following table provides information as of July 31, 2013 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	12,274,216	$11.74	9,760,609
Equity compensation plans not approved by stockholders	—	—	—

Total	12,274,216		9,760,609

(1)	Includes the following plans: 2012 Equity Incentive Plan (“2012 Plan”), 2005 Equity Incentive Plan and 2012 Employee Stock Purchase Plan (“2012 ESPP”). Our 2012 Plan provides that on January 1st of each fiscal year commencing in 2014 and ending on (and including) January 1, 2022, the number of shares authorized for issuance under the 2012 Plan is automatically increased by a number equal to the lesser of (i) 8,000,000 shares of common stock, (ii) four and one half percent (4.5%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) such number of shares that may be determined by our board of directors. Our 2012 ESPP provides that on January 1st of each fiscal year commencing in 2014 and ending on (and including) January 1, 2032, the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the lesser of (i) 2,000,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.
(2)	The weighted average exercise price does not take into account outstanding restricted stock or RSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2013 for:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 72,242,340 shares of our common stock outstanding at September 30, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of September 30, 2013. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Palo Alto Networks, Inc., 4401 Great America Parkway, Santa Clara, California 95054.

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
Entities affiliated with Sequoia Capital(1)	13,676,086	18.9%
Named Executive Officers and Directors:
Mark D. McLaughlin(2)	1,121,335	1.5%
Nir Zuk(3)	3,074,018	4.3%
Rajiv Batra(4)	1,636,734	2.3%
Steffan C. Tomlinson(5)	137,580	*
René Bonvanie(6)	301,641	*
Asheem Chandna(7)	2,926,466	4.1%
John M. Donovan	5,750	*
Carl Eschenbach	—	—
James J. Goetz(8)	1,567,944	2.2%
Charles J. Robel(9)	42,588	*
Daniel J. Warmenhoven(10)	49,994	*
All current directors and executive officers as a group (12 Persons)(11)	11,048,320	15.0%

*	Represents beneficial ownership of less than one percent (1%).
(1)

Consists of (i) 10,617,630 shares held of record by Sequoia Capital XI, LP; (ii) 1,475,592 shares held of record by Sequoia Capital Growth Fund III, LP; (iii) 1,155,116 shares held of record by Sequoia Capital XI Principals Fund, LLC; (iv) 335,396 shares held of record by Sequoia Technology Partners XI, LP; (v) 76,202 shares held of record by Sequoia Capital Growth III Principals Fund, LLC; and (vi) 16,150 shares held of record by Sequoia Capital Growth Partners III, LP. SC XI Management, LLC is the general partner of Sequoia Capital XI, LP and Sequoia Technology Partners XI, LP and is the managing member of Sequoia Capital XI Principals Fund, LLC and SCGF III Management, LLC is the general partner of Sequoia Capital Growth Fund III, LP and Sequoia Capital Growth Partners III, LP and is the managing member of Sequoia Capital Growth III Principals Fund, LLC (collectively referred to as the “Sequoia Capital Entities”). The managing members of SC XI Management, LLC are Michael Goguen, Douglas Leone, and Michael Moritz. The managing members of SCGF III Management, LLC are Roelof Botha, J. Scott Carter, James J. Goetz, Michael Goguen, Douglas Leone and Michael Moritz. The address for these entities is 3000 Sand Hill Road, Suite 4-250, Menlo Park, CA 94025.
(2)	Consists of (i) 59 shares held of record by Mr. McLaughlin and (ii) 1,121,276 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2013.
(3)	Consists of 3,074,018 shares held of record by Mr. Zuk, of which 46,875 may be repurchased by us at the original exercise price within 60 days of September 30, 2013.
(4)	Consists of (i) 70,018 shares held of record by Mr. Batra, of which 46,875 may be repurchased by us at the original exercise price within 60 days of September 30, 2013; (ii) 1,380,716 shares held of record by Rajiv Batra and Ritu Batra as Trustees of the Batra Family Trust U/A/D 5th of January 2006, of which 9,376 may be repurchased by us at the original exercise price within 60 days of September 30, 2013; and (iii) 186,000 shares held of record by Rajiv Batra and Ritu Batra as Trustees of the Trust Agreement for Aditya Joshua Batra dated February 22, 2005.
(5)	Consists of (i) 143 shares held of record by Mr. Tomlinson and (ii) 137,437 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2013.
(6)	Consists of (i) 297,475 shares held of record by Mr. Bonvanie, of which 79,167 may be repurchased by us at the original exercise price within 60 days of September 30, 2013; and (ii) 4,166 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2013.
(7)	Consists of (i) 302,299 shares held of record by Mr. Chandna; (ii) 204,098 shares held of record by the Chandna Family Revocable Trust DTD 4/13/98; (iii) 2,119,028 shares held of record by Greylock XI Limited Partnership (“XI LP”); (iv) 242,008 shares held of record by Greylock XI Principals LLC (“XI Principals”); and (v) 59,033 shares held of record by Greylock XI-A Limited Partnership (“XI-A LP”) ( XI LP, XI Principals and XI-A LP are collectively referred to as the “Greylock Partners Entities”). Mr. Chandna, one of our directors, is a partner of the Greylock Partners Entities, and therefore may be deemed to share voting or dispositive power with respect to the shares held by the Greylock Partners Entities. The address for the Greylock Partners Entities is 2550 Sand Hill Road, Menlo Park, CA 94025.
(8)	Consists of the shares held by Sequoia Capital Growth Fund III, LP, Sequoia Capital Growth III Principals Fund, LLC and Sequoia Capital Growth Partners III, LP listed in footnote (1) above. Mr. Goetz, one of our directors, is a managing member of the general partner or managing member.
(9)	Consists of (i) 3,318 shares held of record by Mr. Robel and (ii) 39,270 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2013.
(10)	Consists of (i) 1,317 shares held of record by Mr. Warmenhoven, (ii) 2,636 shares held of record by Mr. Warmenhoven as Trustee of The Warmenhoven 1987 Revocable Trust U/A/D 16th of December 1987; and (iii) 46,041 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2013.
(11)	Consists of (i) 9,516,485 shares beneficially owned by the current directors and executive officers, of which 182,293 may be repurchased by us at the original exercise price within 60 days of September 30, 2013; and (ii) 1,531,835 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2013.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with certain current and former executive officers. See “Executive Compensation—Executive Employment Agreements.”

We have also entered into indemnification agreements with certain directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Transactions with AT&T Inc.

Mr. Donovan, one of our independent directors, is an executive officer at AT&T Inc. Since the beginning of our last fiscal year, we have sold an aggregate of $4.6 million of products and services to AT&T in arm’s length transactions.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $500,000 or 2% of the company’s total annual revenues, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

OTHER MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended July 31, 2013, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2013 Annual Report and SEC Filings

Our financial statements for our fiscal year ended July 31, 2013 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.paloaltonetworks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Palo Alto Networks, Inc., 4401 Great America Parkway, Santa Clara, California 95054.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Santa Clara, California

October 30, 2013

paloalto

NETWORKS

PALO ALTO NETWORKS, INC.

4401 GREAT AMERICA PARKWAY

SANTA CLARA, CA 95054

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 10, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 10, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M63666-P43377 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

PALO ALTO NETWORKS, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:

1a. Asheem Chandna

1b. James J. Goetz

1c. Mark D. McLaughlin

For Withhold

For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as Palo Alto Networks, Inc.’s independent registered public accounting firm for its fiscal year ending July 31, 2014.

3. Advisory resolution to approve executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M63667-P43377

PROXY

PALO ALTO NETWORKS, INC.

Proxy For Annual Meeting of Stockholders

December 11, 2013 1:00 PM

The undersigned stockholder of Palo Alto Networks, Inc., a Delaware corporation (“Palo Alto Networks”), hereby appoints Mark D. McLaughlin and Steffan C. Tomlinson, or either of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Palo Alto Networks to be held on Wednesday, December 11, 2013 at 1:00 p.m. Pacific Time at Palo Alto Networks’ headquarters located at 4401 Great America Parkway, Santa Clara, CA 95054 and at any adjournment or postponement thereof (the “Annual Meeting”), and to vote all shares of Common Stock of Palo Alto Networks held of record by the undersigned at the close of business on October 22, 2013 as hereinafter specified upon the proposals on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PALO ALTO NETWORKS IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3.

Continued and to be signed on reverse side